EXHIBIT 10.1

Certain identified information has been excluded from this exhibit in accordance with Regulation S-K Item 601(a)(6) because it would constitute a clearly unwarranted invasion of personal privacy. [***] indicates that information has been redacted.

Aufhebungsvertrag

zwischen

Pieris Pharmaceuticals GmbH, Zeppelinstraße 3, 85399 Hallbergmoos

-         nachfolgend die „Gesellschaft“ -

und

Dr. Shane Olwill

[***]

-         nachfolgend geschlechtsneutral der

„Mitarbeiter“ -

- Gesellschaft und Mitarbeiter nachfolgend ge- meinsam die „Parteien“, jeweils einzeln auch die „Partei“ -

Termination Agreement

between

Pieris Pharmaceuticals GmbH, Zeppelin- straße 3, 85399 Hallbergmoos

-         hereinafter the “Employer” -

and

Dr. Shane Olwill

[***]

- hereinafter gender neutral the “Em-

ployee“ -

- Employer and Employee collectively herein- after the “Parties“, each of them also as the

“Party” -

Präambel

Der Mitarbeiter ist seit dem 14.06.2011 auf der Basis des am 09.05.2011 geschlossenen Ar- beitsvertrages (nachfolgend einschließlich sämt- licher etwaiger Neben-, Zusatz- und Änderungs- vereinbarungen zusammen der „Arbeitsver- trag“), aktuell als Chief Development Officer für die Gesellschaft tätig.

Preamble

The Employee has been working for the Em- ployer as Chief Development Officer since June 14, 2011 based on the employment con- tract concluded on May 09, 2011 (including all possible additional agreements and amend- ment agreements collectively hereinafter the “Employment Contract”).

Zur Vermeidung einer ansonsten auf Veranlas- sung der Gesellschaft auszusprechenden Kündi- gung aus betrieblichen Gründen beabsichtigen die Parteien, das zwischen ihnen bestehende Ar- beitsverhältnis einvernehmlich zu beenden.

In order to avoid a termination for operational reasons which would otherwise have to be is- sued at the Company's instigation, the Parties intend to terminate the employment relation- ship existing between them by mutual agree- ment.

Dies vorausgeschickt, vereinbaren die Parteien was folgt:	Therefore, the Parties agree as follows:

§ 1 Beendigung des Arbeitsverhältnisses	Sec. 1 Termination of Employment
Die Parteien sind sich darüber einig, dass das zwischen ihnen bestehende Arbeitsverhältnis mit Wirkung zum Ablauf des 31.10.2024 (nachfolgend der „Beendigungstermin“) sein Ende findet.	Parties agree that the employment shall ami- cably end effective October 31, 2024 (herein- after the “Termination Date”).
§ 2 Abwicklung / Vergütung	Sec. 2 Settlement / Remuneration
1. Bis zum Beendigungstermin wird das Arbeits- verhältnis unter Berücksichtigung des verein- barten Bruttomonatsfestgehaltes in Höhe von EUR 25.337,61 ordnungsgemäß abgerechnet und vergütet.	1. Until Termination Date, the employment will be duly settled in consideration of a monthly gross fixed salary in the amount of EUR 25,337.61.

2.   Nimmt der Mitarbeiter am Programm zur be- trieblichen Krankenversicherung teil, wird die Gesellschaft bis zum Beendigungstermin die Beiträge zur betrieblichen Krankenversiche- rung entsprechend der bisherigen Handha- bung entrichten und versteuern.

2.   Provided that the Employee participates in the company health insurance program, the Em- ployer will pay and tax the contributions to the company health insurance scheme until the Termination Date in accordance with previ- ous practice.

3.   Besteht mit dem Mitarbeiter eine Vereinba- rung über eine betriebliche Altersversorgung, wird die Gesellschaft die erforderlichen Erklä- rungen abgeben, um eine Übertragung der bestehenden Direktversicherung nach Mög- lichkeit zu ermöglichen.

3. If there is an agreement with the Employee on a company pension plan, the Employer un- dertakes to make the necessary declarations to enable a transfer of the existing direct in- surance.

4.   Etwaige Ansprüche des Mitarbeiters aus dem Optionsprogramm der Pieris Pharmaceuticals Inc. bleiben von den Regelungen dieses Auf- hebungsvertrages unberührt. Sämtliche dies- bezüglichen Rechte und Pflichten des Mitar- beiters bestimmen sich allein nach den im Stock Option Plan der Pieris Pharmaceuticals Inc. niedergelegten Regelungen und sind ge- gen die Pieris Pharmaceuticals Inc. zu richten.

4.   Any claims of the Employee from the option programme of Pieris Pharmaceuticals Inc. shall remain unaffected by the provisions of this Termination Agreement. All rights and obligations of the Employee in this respect shall be determined exclusively in accord- ance with the provisions of the stock option plan of Pieris Pharmaceuticals Inc. and shall be directed against Pieris Pharmaceuticals Inc.

5. Weitere Vergütungsbestandteile des Mitarbeiters sind – mit Ausnahme der nach Abs. 1 bis	5. In addition to the components of the remuneration set forth in this Sec. 2 para. 1 - 4 and

4 geschuldeten Vergütungsansprüche sowie der sonstigen in diesem Aufhebungsvertrag geregelten Ansprüche – ausdrücklich nicht geschuldet. Mit den vorstehenden Zahlungen sind alle Vergütungsansprüche für die Ver- gangenheit und die Zukunft bis zum Beendi- gungstermin abgegolten. Sonstige Vergü- tungsansprüche, insbesondere, aber nicht ausschließlich, ein etwaiger Retention Bonus entsprechend der Regelung des „New Com- pensation Package“ vom 28.08.2023 sowie weitere etwaige Boni, Provisionen, Gratifikati- onen, Jahressonderzahlungen, Überstunden- vergütungen und Zuschläge sind weder für die Vergangenheit noch für die Zukunft ge- schuldet.

the other claims set out in this Termination Agreement, no further compensation is owed. Other remuneration, including but not limited to a potential retention bonus in ac- cordance with the provisions of the "New Compensation Package" dated August 28, 2023, any other bonuses, commissions, gra- tuities, yearly special payments, payments for overtime and premiums, if any, are not owed to the Employee, neither for the past, nor for the future.

6.   Die Parteien sind sich darüber einig, dass das Arbeitsverhältnis bis einschließlich des Mo- nats Juni 2024 bereits vollständig und ord- nungsgemäß abgerechnet worden ist und dass die Vergütungsansprüche des Mitarbei- ters bis dahin vollständig zur Auszahlung ge- kommen sind.

6.   Parties agree that the employment was com- pletely and duly settled until and including the month of June 2024 and that all remuneration of the Employee has been duly and com- pletely paid out until then.

§ 3 Abfindung	Sec. 3 Severance Payment

Die Gesellschaft zahlt an den Mitarbeiter für den Verlust seines Arbeitsplatzes und des so- zialen Besitzstandes eine einmalige Sozialab- findung in entsprechender Anwendung der §§ 9, 10 KSchG in Höhe von brutto EUR 417.800,00. Die Abfindung wird unter Berück- sichtigung der für eine Abfindung geltenden besonderen steuerlichen Regelungen (insbe- sondere der §§ 24, 34 EstG) zum Zeitpunkt der rechtlichen Beendigung des Arbeitsver- hältnisses zur Zahlung an den Mitarbeiter fäl- lig. Der Anspruch auf die Abfindung ist jedoch bereits mit Abschluss dieses Aufhebungsver- trages entstanden und vererblich.

The Employer shall pay the Employee a one- time social compensation for the loss of his job and his social status in accordance with Sec. 9, 10 of the Dismissal Protection Act (KSchG) in the gross amount of EUR 417,800.00. The severance payment shall become due for payment to the Employee at the time of the legal termination of the em- ployment relationship, taking into account the special tax regulations applicable to sev- erance payments (in particular Sec. 24, 34 EstG). However, the claim to the severance payment already arises with the conclusion of this Termination Agreement and is inherit- able.

§ 4 Outplacement	Sec. 4 Outplacement

Die Gesellschaft bietet dem Mitarbeiter eine nach seinem freien Ermessen von der Firmav. Rundstedt & Partner GmbH durchzufüh- rende Outplacementberatung an. Die Kosten für die Programme „Bewerbungstraining“ und „Beratung zur beruflichen Neuorientierung“ bei der Outplacementberatung trägt die Ge- sellschaft, die auch den Vertrag mit dem Out- placementberater abschließt. Die Out- placementberatung muss spätestens zum 30. September 2024 begonnen und nachgewie- sen werden; andernfalls entfällt der Anspruch ersatzlos. Die Kosten werden seitens der Ge- sellschaft direkt an die Firma v. Rundstedt & Partner GmbH gezahlt, nicht aber an den Mit- arbeiter.

The Employer shall offer the Employee out- placement counseling to be conducted by Company v. Rundstedt & Partner GmbH at its discretion. The costs for the program “application training” and “individual consult- ing” at the outplacement counseling shall be borne by the Employer, who shall also con- clude the contract with the outplacement counselor. The outplacement consulting must be initiated and proven at the latest at September 30, 2024, otherwise, such entitle- ment shall lapse. The costs are paid directly by the Employer to Company v. Rundstedt & Partner GmbH, but not to the Employee.

§ 5 Verpflichtung zur Arbeitsleistung/ Urlaubs- ansprüche/ Freistellung	Sec. 5 Obligation to work/ Holiday entitlement/ Re- lease from work
1. Bis zum Beginn der Freistellung bleibt der Mit- arbeiter grundsätzlich zur Arbeitsleistung ver- pflichtet.	1. Until the beginning of the release from work, the Employee remains in principle obliged to perform work.

2.   Der Mitarbeiter wird mit Wirkung ab dem 01.08.2024 bis zum Beendigungstermin unter Fortzahlung des Festgehaltes gemäß § 2 Abs. 1 dieses Abwicklungsvertrages unwiderruflich von der Verpflichtung zur Arbeitsleistung frei- gestellt. Zu Beginn der Freistellung wird dem Mitarbeiter der ihm aus dem Arbeitsverhältnis noch zustehende Urlaub sowie etwaige Frei- zeitausgleichsansprüche gewährt. Damit sind Urlaubsansprüche aus dem Arbeitsverhältnis vollumfänglich in natura gewährt und erledigt. Für die Zeiten außerhalb der Urlaubs- und Freizeitausgleichsgewährung bleiben der Ge- sellschaft die Rechte aus § 615 Satz 2 BGB vorbehalten. Der Mitarbeiter ist daher ver-

pflichtet, im Fall der Erzielung anderweitigen

2.   The Employee shall be irrevocably released from the obligation to perform work from Au- gust 1, 2024 until Termination Date with con- tinued payment of the fixed remuneration pursuant to Sec. 2 para. 1 of this Settlement Agreement. At the beginning of the leave of absence, the Employee shall be granted the remaining leave to which he is entitled from the employment relationship as well as any free time compensation claims. Thus, holiday entitlements from the employment relation- ship are fully granted and settled in kind. For the periods outside the granting of leave and compensatory time off, the Employer retains the rights under Sec. 615 sentence 2 BGB.

The Employee is therefore obliged, in the

Erwerbs hierüber und über dessen Höhe der Gesellschaft unverzüglich Auskunft zu ertei- len. Auf Verlangen sind die Angaben zu bele- gen.	event that he earns income from other sources, to provide the Employer with infor- mation on this and the amount thereof with- out delay. The information must be substan- tiated upon request.
3. Während der Zeit der Freistellung bleibt das Wettbewerbsverbot gemäß dem Arbeitsver- trag bestehen.	3. During the term of the release, the non-com- petition covenant pursuant of the Employ- ment Contract shall continue to be in force.
§ 6 Zeugnis	Sec. 6 Reference Letter

Die Gesellschaft verpflichtet sich, dem Mitar- beiter ein wohlwollendes qualifiziertes End- zeugnis zu erteilen, das sich auf Leistung und Führung erstreckt. Hierfür wird der Mitarbeiter zusammen mit seinem Vorgesetzten im Vor- feld eine Liste seiner Tätigkeiten erstellen.

Upon termination of the employment, the Employee shall be furnished with a qualified, benevolent reference letter which refers to performance and conduct of the Employee. For this purpose, the Employee is to prepare a list of his activities in advance in coopera- tion with his supervisor.

§ 7 Herausgabe	Sec 7 Obligation to return Property

1.   Der Mitarbeiter wird spätestens zum Beginn der Freistellung nach § 5 Abs. 2 dieses Auf- hebungsvertrages nach vorheriger Absprache (Termin und Ort) über info@pieris.com, sämt- liches noch bei ihm befindliches Firmeneigen- tum (z.B. Firmenkreditkarte, Zugangskarten, Parkkarten, Firmenausweis, Handbücher, Schlüssel, elektronische Daten, Dokumente, etc.) vollständig und im ordnungsgemäßen Zustand an die Gesellschaft herausgeben. Hierzu zählen insbesondere auch sämtliche Unterlagen (insbesondere Skizzen, Korres- pondenz, Vermerke, Notizen), die der Gesell- schaft gehören oder die der Mitarbeiter von Dritten für die Gesellschaft erhalten hat und/oder die im Zusammenhang mit der Tä- tigkeit des Mitarbeiters für die Gesellschaft entstanden sind. Der Mitarbeiter verpflichtet sich, keine Kopien oder Abschriften der Unter-lagen oder diesbezügliche elektronische

1.   The Employee shall return to the Employer by the beginning of the release from work ac- cording to Sec. 5 para. 2 of this Separation Agreement at the latest all items provided to him during the employment by the Employer (for example company credit cards, access cards, parking cards, company ID cards, manuals, keys, electronic data, documents, etc) and during customary business hours, however, after prior scheduling (date and place) via info@pieris.com. This includes all documents (especially drafts, correspond- ence, notes, memos) which belong to the Employer or which the Employee has re- ceived from third parties for the Employer and/or which have arisen in connection with the Employee's work for the Employer. The Employee undertakes not to keep any copies or transcripts of the documents or electronic data relating thereto. Upon request of the

Daten zu behalten. Die Vollständigkeit der Rückgabe wird der Mitarbeiter auf Verlangen der Gesellschaft schriftlich gegenüber der Ge- sellschaft versichern.	Employer, the Employee shall confirm in writ- ing the completeness of the returned com- pany property.

2.   Abweichend von Abs. 1 wird der Mitarbeiter spätestens zum Beginn der Freistellung nach § 5 Abs. 2 dieses Aufhebungsvertrages das bei ihm etwaig befindliche Diensthandy sowie den Dienstlaptop (nachfolgend gemeinsam„Geräte“) bei dem IT-Dienstleister RUNLE- VEL IT-Service, in Bretonischer Ring 13, 85630 Grasbrunn nach Vereinbarung eines Termins über schmelzer@runlevel.com abge- ben. Dieser wird die Geräte zurücksetzen und die Geräte dann an den Mitarbeiter versen- den. Die Parteien sind sich einig, dass die Ge- sellschaft nach Zurücksetzung der Geräte das Eigentum an diesen Geräten auf den Mitarbei- ter überträgt. Etwaige im Zusammenhang mit der Eigentumsübertragung nach diesem Ab- satz anfallende Steuern werden von der Ge- sellschaft getragen.

2.   Notwithstanding para. 1, the Employee shall hand in any company cell phone and com- pany laptop (hereinafter jointly referred to as "devices") he may have at the beginning of the release from work according to Sec. 5 para. 2 of this Separation Agreement at the latest to the IT service provider RUNLEVEL IT-Service, at Bretonischer Ring 13, 85630 Grasbrunn, after making an appointment via schmelzer@runlevel.com. The IT service provider shall reset the de-vices and then send them to the Employee. The Parties agree that the Company will transfer owner- ship of the devices to the Employee once they have been reset. Any taxes incurred in connection with the trans-fer of ownership under this paragraph shall be borne by the Company.

3.   Der Mitarbeiter wird der Gesellschaft spätes- tens zum Beginn der Freistellung nach § 5 Abs. 2 dieses Aufhebungsvertrages aller Passwörter, Schreibschutzcodes oder ähnli- cher Zugangscodes, die er auf den von ihm selbst genutzten PCs der Gesellschaft ver- wendet hat, zur Verfügung stellen und von diesen anschließend keinen Gebrauch mehr machen.

2.   No later than the beginning of the release from work according to Sec. 5 para. 2 of this Separation Agreement at the latest, the Em- ployee will provide the Employer with a list of all passwords, write-protection codes or sim- ilar access codes that he has used on the Employer’s PCs used by himself and will not make use of them thereafter.

4.   Der Mitarbeiter ist verpflichtet, alle auf privat genutzten Computern gespeicherten Daten und Programme, die ihm im Hinblick auf seine Tätigkeit nach dem Arbeitsvertrag überlassen bzw. wegen dieser Tätigkeit gespeichert wur- den, der Gesellschaft spätestens zum Beginn der Freistellung nach § 5 Abs. 2 dieses Auf- hebungsvertrages auf Datenträger kopiert zur

Verfügung zu stellen und anschließend auf

3.   The Employee is obliged to provide the Em- ployer with copies of all data and programs stored on privately used computers, which have been made available to him with regard to his activities under the Employment Con- tract or which have been stored because of these activities, on data carriers no later than the beginning of the release from work ac-cording to Sec. 5 para. 2 of this Separation

den betreffenden Computern unwiederbring- lich zu löschen.	Agreement at the latest and then to irretriev- ably delete them from the respective comput- ers.
5. Der Mitarbeiter hat kein Zurückbehaltungs- recht im Hinblick auf die Verpflichtungen nach diesem § 7.	4. The Employee is not entitled to any right of retention with regard to the obligations pursu- ant to this Sec. 7.
§ 8 Geheimhaltung	Sec. 8 Confidentiality

1.   Der Mitarbeiter verpflichtet sich, alle ihm wäh- rend seiner Tätigkeit für die Gesellschaft be- kannt gewordenen Geschäfts- und Betriebs- geheimnisse sowie alle sonstigen vertrauli- chen Angelegenheiten und Informationen der Gesellschaft auch über die Beendigung des Arbeitsverhältnisses hinaus streng geheim zu halten.

1.   The Employee undertakes to maintain strict secrecy with regard to all business and trade secrets of which he/ becomes aware during his work for the Employer, as well as all other confidential matters and information of the Employer, even after termination of the em- ployment relationship.

2.   Zu den geheim zu haltenden Geschäftsge- heimnissen zählen insbesondere, aber nicht ausschließlich, die folgenden:

•         Geschäftsstrategien

•         wirtschaftliche Planungen

•         Preiskalkulationen und -gestaltungen

•         Wettbewerbsmarktanalysen

•         Umsatz- und Absatzzahlen

•         Personaldaten

•         Personalrestrukturierungskonzepte

•         Produktspezifikationen

•         Erfindungen, technische Verfahren und Abläufe, die nicht öffentlich bekannt sind und einen wirtschaftlichen Wert für das Un- ternehmen darstellen

•         Daten von Geschäfts- und Vertragspart- nern

•         Lieferantendaten

•         Passwörter, Zugangskennungen.

2.   In particular, but not exclusively, the following business secrets are to be kept secret by the Employee:

●         Business strategies

●         Economic planning

●         Pricing calculations and pricing policies

●         Analysis on competitive market

●         Turnover and sales figures

●         Employee data

●         Workforce restructuring plans

●         Product specifications

●        Inventions, technical procedures and methods that are not publicly known and have an economic value for the Em- ployer

●         Data from business and contractual part- ners

●         Supplier data

●         Passwords, Access codes

3.   Auch über die Verhandlungen bzgl. dieses Aufhebungsvertrages, insbesondere im Hin- blick auf dessen Inhalt, ist der Mitarbeiter ge- genüber Kollegen, Kunden und Geschäfts- partnern der Gesellschaft zu Stillschweigen verpflichtet, soweit der Mitarbeiter nicht zur Auskunft gesetzlich verpflichtet ist. Die Ver- pflichtung zur Verschwiegenheit erstreckt sich auch auf sämtliche mit der Gesellschaft im Sinne von § 15 AktG verbundenen Unterneh- men.

3.   The Employee is also obligated to maintain confidentiality with regard to the negotiations concerning this Termination Agreement, in particular with regard to its content, vis-à-vis colleagues, customers and business part- ners of the Employer, unless the Employee is legally obligated to provide information. The obligation to maintain confidentiality shall also extend to all companies affiliated with the Employer within the meaning of Sec. 15 of the German Stock Corporation Act (AktG).

4. Im Übrigen gelten die Regelungen des Ar- beitsvertrages.	4. In all other respects the provisions of the Em- ployment Contract shall apply.
§ 8 Meldung Agentur für Arbeit	Sec 8 Notification of Employment Agency

Der Mitarbeiter wurde darauf hingewiesen, dass der Abschluss des Aufhebungsvertrags zu sozialversicherungsrechtlichen Nachteilen führen kann, insbesondere beim Bezug von Arbeitslosengeld (Sperrzeit/Ruhen des An- spruchs). Abschließende rechtsverbindliche Auskünfte sind den jeweiligen Sozialversiche- rungsträgern vorbehalten (Bundesagentur für Arbeit u. a.). Zur Aufrechterhaltung ungekürz- ter Ansprüche auf Arbeitslosengeld ist der Mit- arbeiter nach § 38 SGB III verpflichtet, sich spätestens drei Monate vor Beendigung des Arbeitsverhältnisses bei der Agentur für Arbeit als arbeitsuchend zu melden. Liegen zwi- schen der Kenntnis des Beendigungszeit- punkts und der Beendigung des Arbeitsver- hältnisses weniger als drei Monate, hat die Meldung innerhalb von drei Tagen nach Kenntnis des Beendigungszeitpunktes zu er- folgen. Der Mitarbeiter wird zudem darauf hin- gewiesen, dass er eigene Aktivitäten bei der Suche nach einer anderen Beschäftigung ent- falten muss.

The Employee is informed that the conclu- sion of the Termination Agreement may lead to disadvantages under social security law, in particular with regard to the receipt of un- employment benefits (blocking period/sus- pension of entitlement). Final legally binding information is provided by the respective so- cial insurance institutions (Federal Employ- ment Agency, etc.). In order to maintain un- reduced entitlement to unemployment bene- fits, the Employee is obliged under Sec. 38 SGB III to register with the Employment Agency as seeking work no later than three months before termination of the employ- ment relationship. If there are less than three months between the date of knowledge of the termination and the termination of the employment relationship, the notification must be made within three days of knowledge of the termination date. The Em- ployee is also informed that he must develop own activities in the search for other employ- ment.

§ 9 Abgeltung	Sec. 9 Settlement

1.   Mit Erfüllung der Verpflichtungen nach diesem Aufhebungsvertrag sind sämtliche finanziellen Ansprüche der Parteien aus dem Arbeitsver- hältnis, gleichgültig ob bekannt, oder unbe- kannt, aus welchem Rechtsgrund und unab- hängig vom Entstehungszeitpunkt, gegenei- nander abgegolten und erledigt.

1.   Upon fulfilment of the obligations under this Termination Agreement, all financial claims of the Parties arising from the employment rela- tionship, whether known or unknown, on whatever legal grounds and irrespective of the time at which they arose, shall be settled and discharged against each other.

2. Die Parteien sind sich einig, dass der Urlaub vollständig in natura gewährt worden ist und dass keine Ansprüche des Mitarbeiters auf Freizeitausgleich bestehen.	2. The Parties agree that the vacation has been granted in full in kind and that the Em-ployee is not entitled to time off in lieu.

3.   Von diesem § 9 Abs. 1 ausgenommen sind Ansprüche wegen Verletzung des Lebens, des Körpers oder der Gesundheit, Ansprüche bei vorsätzlicher unerlaubter Handlung und bei vorsätzlicher Pflichtverletzung sowie alle nicht verzichtbaren Ansprüche des Mitarbei- ters, insbesondere solche aus dem MiLoG.

3.   Excluded from this Sec. 9 para. 1 are claims for injury to life, limb or health, claims in the event of intentional tort and intentional breach of duty as well as all claims of the Employee that cannot be waived, in particular those aris- ing from the German Minimum Wage Act (Mi- LoG).

§ 10 Annahmefrist	Sec. 10 Acceptance Period

Die Gesellschaft hält sich an das Angebot die- ses Aufhebungsvertrages nur bis zum 31. Juli 2024 gebunden. Für eine Annahme dieses Angebots ist es deshalb erforderlich, dass ein von dem Mitarbeiter unterzeichnetes Original dieses Aufhebungsvertrages fristgemäß bis spätestens zum 31. Juli 2024 bei der Gesell- schaft eingeht.

The Employer is only bound by the offer of this Termination Agreement until July 31, 2024. For the acceptance of this offer, it is therefore necessary that the Employer receive an origi- nal of this Termination Agreement signed by the Employee by July 31, 2024 at the latest.

§11 Schlussbestimmungen	Sec. 11 Final Provisions
1. Sofern Abweichungen zwischen der deut- schen und der englischen Fassung dieses Aufhebungsvertrages bestehen, ist allein die deutsche Fassung maßgeblich.	1. In case of discrepancies between the German and the English version of this Termination Agreement, only the German version shall be applicable.
2. Dieser Aufhebungsvertrag gibt die Vereinba-rung zwischen den Parteien vollständig und	2. This Agreement reflects the agreement be-tween the Parties in full and accurately in

inhaltlich zutreffend wieder. Schriftliche oder mündliche Nebenabreden bestehen nicht.	terms of content. There are no written or oral collateral agreements.

3.   Änderungen und Ergänzungen dieses Aufhe- bungsvertrages bedürfen zu ihrer Wirksam- keit der Schriftform und der ausdrücklichen Bezugnahme auf diesen Aufhebungsvertrag. Dies gilt auch für eine Änderung oder Aufhe- bung dieser Schriftformklausel. Hiervon aus- genommen sind lediglich Individualabreden nach § 305b BGB.

3.   Amendments and supplements to this Termi- nation Agreement must be done in writing in order to be effective. The same shall apply to a possible waiver of the written form require- ment. Only individual agreements according to Sec. 305b of the German Civil Code shall be excluded herefrom.

4.   Sollten einzelne Bestimmungen dieses Auf- hebungsvertrages ganz oder teilweise unwirk- sam oder undurchführbar sein oder werden, so wird die Wirksamkeit der übrigen Bestim- mungen dieses Aufhebungsvertrages hiervon nicht berührt. Anstelle der unwirksamen oder undurchführbaren Bestimmung vereinbaren die Parteien eine solche Regelung, die in rechtlich zulässiger Weise dem von den Ver- tragsparteien mit der unwirksamen oder un- durchführbaren Bestimmung verfolgten wirt- schaftlichen Zweck möglichst nahe kommt. Entsprechendes gilt für den Fall, dass dieser Vertrag Lücken enthalten sollte.

4.   Should individual provisions of this Termina- tion Agreement be or become invalid, in whole or in part, the validity of the remaining provi- sions of this Agreement shall not be affected thereby. The Parties shall agree on such reg- ulation instead of the invalid or unenforceable provision, which comes closest to the com- mercial purpose pursued by the Parties with the invalid or unenforceable provision in a le- gally permissible manner. The same shall ap- ply in case this Agreement should contain gaps.

Pieris Pharmaceuticals GmbH Ort, Datum / Location, Date: Freising, 23.07.24 /s/ Thomas Bures Thomas Bures, Managing Director	Mitarbeiter/ Employee Ort, Datum/ Location, Date: Freising, 23.07.24 /s/ Shane Olwill Dr. Shane Olwill